Exhibit 99.2
November 18, 2009
Linkage Technologies International Holdings Limited
Dear Sirs,
Re: Initial Public Offering of the Company’s ADSs, each representing certain number of Ordinary Shares of the Company (“Offering”) and Listing of the Company’s ADSs on The New York Stock Exchange (collectively, “Transaction”)
We are qualified lawyers in the PRC and are qualified to issue this opinion on the PRC Laws.
We have acted as the PRC counsel to the Company solely in connection with the PRC legal issues concerning the offering by the Company, pursuant to the Company’s registration statement on Form F-1, of its American Depositary Shares (“Securities”), each representing certain number of ordinary shares of the Company. Such registration statement, as amended when it became effective, including the information deemed to be a part thereof as of such time pursuant to Rule 430A under the Securities Act of 1933, as amended (“Securities Act”), is herein called the “Registration Statement”. We have been requested to give this opinion as to the matters set forth below. In such a capacity, we are furnishing to you this opinion on, inter alia,
(i)	the legal ownership structure of the Subsidiaries as defined below; and

(ii)	the legality of the transactions and business operations of the PRC Group Companies as described in the Prospectus
1.	In addition to those terms defined elsewhere in this opinion, the following terms shall have the meanings set forth below:
“ADSs” means American Depositary Shares
“Applicable Laws” means the relevant published laws, rules and regulations of the PRC which are in effect on the date indicated above;
“The Company” means Linkage Technologies International Holdings Limited;

“PRC” means the mainland part of the People’s Republic of China;
“PRC Laws” means all applicable laws, regulations, statutes, orders, decrees, guidelines, notices, judicial interpretations, subordinatory legislations and other legislation of the PRC that are in effect as at the date hereof.
“Subsidiaries” means Linkage Technology (Nanjing) Co., Ltd. (“Linkage Nanjing”) and Suzhou United New Science and Technology Corporation (“Linkage Suzhou” collectively.
Capitalized terms used but not defined in this opinion shall have the meanings set forth in the Underwriting Agreement.
In so acting, we have examined the originals or copies, certified or otherwise identified to our satisfaction, provided to us by the Company and such other documents, corporate records, certificates, approvals and other instruments of the Company, public official, officers and representatives of the Company and such other persons as we have deemed necessary or advisable for the purpose of rendering the opinions (collectively, “Documents”) and we have made such investigation of law, as we have deemed appropriate as a basis for the opinions expressed below.
In examination of the Documents and for the purpose of rendering this opinion, we have assumed without further inquiry:
(i)	the genuineness of all signatures, seals and chops, the authenticity of all Documents submitted to us as originals, and the conformity with authentic original documents submitted to us as copies;

(ii)	the truthfulness, accuracy and completeness of all factual statements in the Documents; and

(iii)	that, as of the date of this legal opinion, none of the Documents has been revoked, amended, varied, cancelled or supplemented.
This legal opinion is rendered on the basis of the PRC Laws effective as at the date hereof. We do not purport to be an expert on and to be generally familiar with or qualified to express legal opinions based on any laws other than the PRC Laws. Accordingly, we express or imply no opinion herein based on the laws of any jurisdiction other than the PRC. Furthermore, there is no guarantee that any such PRC Laws will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect.
2. Based on the foregoing, we are of the opinion that:
(i)	Good Standing of Subsidiaries. The subsidiaries have been duly organized and are validly existing as wholly-foreign owned enterprises with limited liability, with full legal person status and in good standing under laws and regulations of PRC and their business licenses are in full force and effect The articles of association, the business license and other constituent or organization documents of each Subsidiary comply with the requirements of applicable PRC Laws and are in full force and effect.

(ii)	Subsidiaries. Each Subsidiary has full legal right, power and authority (corporate and other) to own, use, lease and operate its assets and to conduct its business in the manner presently conducted and as described in the Prospectus and is duly qualified to transact business and is in good standing in the PRC. Except as disclosed in the Prospectus, each Subsidiary has all necessary licenses, consents, authorizations, approvals, orders, certificates and permits of and from, and has made all declarations and filings (collectively, “Governmental Authorizations”) with any governmental or regulatory agency or any court in the PRC (“Governmental Agencies”) to own, lease, license and use its properties, assets and conduct its business in the manner described in the Prospectus and such licenses, consents, authorizations, approvals, orders, certificates or permits contain no materially burdensome restrictions or conditions not described in the Prospectus. Except as described in the Prospectus, and to the best of our knowledge after due inquiry, no Subsidiary has any reason to believe that any regulatory body is considering modifying, suspending or revoking any such licenses, consents, authorizations, approvals, orders, certificates or permits. Further, to the best of our knowledge after due inquiry, each Subsidiary is in compliance with the provisions of all such licenses, consents, authorizations, approvals, orders, certificates or permits in all material respects.

(iii)	Corporate Structure. Except as disclosed in the Prospectus, the entering into, and the consummation of the transactions contemplated in the relevant documents described in the Prospectus under “Our Corporate Structure” constitute legal, valid and binding obligations of all the parties therein, enforceable against all the parties therein, in accordance with their terms; will not conflict with or result in a breach or violation of any terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument governed by PRC Laws; will not result in any violation of any provision of any PRC party’s articles of association or other constituent or organization documents or business license; all necessary steps for transactions contemplated therein have been taken and all consents required from respective parties have been obtained and are in full force and effect; all governmental approvals, consents, registrations, filings and all necessary steps required in the PRC for the transactions contemplated therein have been obtained, made and taken and are in full force and effect; the ownership structure, business and operation models as set forth therein comply with, and immediately after the Offering of the Company’s ADSs will comply with, all existing PRC Laws.

(iv)	Capitalization. All of the equity interests in the Subsidiaries, have been duly authorized and validly issued, are fully paid and non-assessable and are legally owned by the Company, free and clear of all liens, charges, restrictions upon voting or transfer or any other encumbrances, equities or claims; the Subsidiaries have obtained all approvals, authorizations, consents and orders, and have made all filings, which are required under PRC Laws for the ownership interest by the Company of its equity interest in the Subsidiaries; there are no outstanding rights, warrants or options to acquire, or instruments convertible into or exchangeable for, nor any agreements or other obligations to issue or other rights to convert any obligation into, any equity interest in the Subsidiaries.

(v)	Use of Proceeds. The application of the net proceeds to be received by the Company from the Offering as contemplated by the Prospectus, will not contravene any provision of applicable PRC Laws, rule or regulation, or the articles of association, other constitutive documents or the business license or other constitutive documents of any Subsidiary or, to the best of our knowledge after due inquiry, contravene the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement, note, lease or other agreement or instrument binding upon any Subsidiary, or any judgment, order or decree of any Governmental Agency in the PRC.

(vi)	Title to Property and Leased Assets. Each Subsidiary has valid title to all of its material properties and assets, in each case, free and clear of all liens, charges, encumbrances, equities, claims, defects, options or restrictions; each lease agreement to which such Subsidiary is a party is legally executed; the leasehold interests of each Subsidiary are fully protected by the terms of the lease agreements, which are valid, binding and enforceable in accordance with their respective terms under PRC Laws; and, to the best of our knowledge after due inquiry, neither the Company nor any Subsidiary owns, operates, manages or has any other right or interest in any other material real property of any kind, except as described in the Prospectus.

(vii)	Guarantees. To the best of our knowledge after due inquiry, there are no outstanding guarantees or contingent payment obligations of any Subsidiary in respect of indebtedness of third parties except as disclosed in the Prospectus.

(viii)	No Violation. To the best of our knowledge after due inquiry, no Subsidiary or any of its Subsidiaries is in breach or violation of or in default, as the case may be, under (A) its articles of association, business licenses or any other constituent documents, (B) any material obligation, indenture, mortgage, deed of trust, bank loan or credit agreement or other evidence of indebtedness governed by PRC Laws, (C) any material obligation, license, lease, contract or other agreement or instrument governed by PRC Laws and to which the Company or any of the Subsidiaries is a party or by which any of them or any of their respective properties may be bound or affected, or (D) any law, regulation or rule of the PRC, or any decree, judgment or order of any court in the PRC applicable to the Company or any of its Subsidiaries (nor has any event occurred which with notice, lapse of time, or both would result in any breach of, or constitute a default under or give the holder of any indebtedness (or a person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a part of such indebtedness under), except such breach, violation or default, which, individually or in aggregate, will not have a material adverse effect on the condition (financial or otherwise), results of operations, business, properties or prospects of the Company and its Subsidiaries taken as a whole (“Material Adverse Effect”).

(ix)	No Proceedings. To the best of our knowledge after due inquiry, there are no legal, governmental, administrative or arbitrative proceedings before any court of the PRC or before or by any Governmental Agency pending or, threatened against, or involving the properties or business of, the Company or any of its Subsidiary or to which any of the properties of any Subsidiary is subject which will have a Material Adverse Effect.

(x)	Dividends. Except as disclosed in the Registration Statement, the Prospectus, all dividends and other distributions declared and payable on the Company’s equity interests in the Subsidiaries in Renminbi may, under the current PRC Laws, be payable in foreign currency and may be freely transferred out of the PRC, and may be paid without the necessity of obtaining any Government Authorization from any Governmental Agency in the PRC.

(xi)	PRC Laws. All matters of PRC Laws and practice relating to the Company, each Subsidiary and their respective businesses and other statements with respect to or involving PRC Laws set forth in the Prospectus are correctly set forth therein, and nothing has been omitted from such statements which would make the same misleading in any material respect.

(xii)	Software. Each Subsidiary owns or otherwise has the legal right to use, or can acquire on reasonable terms, software currently employed by it in connection with the business currently operated by it; except as described in the Prospectus, to the best of our knowledge after due inquiry, no Subsidiary has received any notice of infringement of or conflict with asserted rights of others with respect to any of the foregoing which, individually or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would result in any Material Adverse Effect.
(xiii)	Intellectual Property. Each of the Subsidiaries possesses valid licenses in full force and effect or otherwise has the legal right to use, or can acquire on reasonable terms, all material patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks and trade names currently employed by them, and to the best of our knowledge after due inquiry, none of the Subsidiaries has received any notice of infringement of or conflict with asserted rights of others with respect to any of the foregoing which, individually or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would result in any Material Adverse Effect.
(xiv)	Tax. Nanjing Gulou State Tax Bureau issued a confirmation letter on June 8, 2009 which confirmed that Linkage Nanjing had completed its tax registration at Nanjing Gulou State Tax Bureau and paid the tax due and payable from January 1, 2006 to June 8, 2009. Nanjing Gulou Local Tax Bureau issued a confirmation letter on June 10, 2009 which confirmed that Linkage Nanjing had completed its tax registration at Nanjing Gulou Local Tax Bureau and paid the tax due and payable from January 1, 2006 to June of 2009. Suzhou Industrial Park State Tax Bureau issued a confirmation letter on June 2009 which confirmed that Linkage Suzhou had completed its tax registration at Suzhou Industrial Park State Tax Bureau and paid the tax due and payable from January 1, 2006 to April 2009. Suzhou Industrial Park Local Tax Bureau Branch No. 1 issued a confirmation letter on June 2009 which confirmed that Linkage Suzhou had completed its tax registration at Suzhou Industrial Park Local Tax Bureau and paid the tax due and payable from January 1, 2006 to April 2009.
(xv)	Social Insurance. Nanjing High and New Technology Industrial Development Zone Social Insurance Bureau issued a confirmation letter which confirmed that Linkage Nanjing had completed its social insurance registration and paid the social insurance premium due and payable from September 2007 to June 30, 2009. Nanjing High and New Technology Industrial Development Zone Social Insurance Bureau issued another confirmation letter which confirmed that Linkage Nanjing had paid its social insurance premium due and payable through Lianchuang Technology Company Limited from January 2006 to September 2007. According to the Company, Linkage Suzhou has no employee for the last three years, therefore, in our view, it does not need to obtain a social insurance registration and pay any social insurance premium.
(xvi)	Absence of Further Action. No Governmental Authorizations from any Governmental Agency is required for (A) the issue and sale of the Offered Securities, (B) the deposit of the Common Shares represented by the Offered Securities with the Depositary or its nominee, and (C) the consummation by the Company and the Depositary of the transactions contemplated by the Underwriting Agreement and the Deposit Agreement, as applicable.

(xvii)	SAFE Notice 75. In October 2005, the SAFE issued the Notice on Issues Relating to the Administration of Foreign Exchange in Fund-raising and Return Investment Activities of Domestic Residents Conducted via Offshore Special Purpose Companies, or SAFE Notice 75, which became effective as of November 1, 2005, and was further supplemented by two implementation notices issued by the SAFE on November 24, 2005 and May 29, 2007, respectively. SAFE Notice 75 requires the PRC residents that are shareholders and/or beneficial owners of offshore special purpose companies established before November 1, 2005 to register with the local SAFE branch. In addition, any PRC resident that is a shareholder of an offshore special purpose vehicle is required to amend its SAFE registration with respect to that offshore special purpose company in connection with any increase or decrease of capital, transfer of shares, merger, division, equity investment or creation of any security interest over any assets located in China or other material changes in share capital. The two implementation notices standardized more specific and stringent supervision on the registration relating to the SAFE Notice 75.

The current shareholders and/or beneficial owners of the Company who are PRC residents shall register with the local SAFE branch as required under the SAFE notice. The failure of these shareholders and/or beneficial owners to timely amend their SAFE registrations pursuant to the SAFE Notice 75 or the failure of future shareholders and/or beneficial owners of our company who are PRC residents to comply with the registration procedures set forth in the SAFE Notice 75 may subject such shareholders, beneficial owners and/or our PRC subsidiaries to fines and legal sanctions and may also limit our ability to contribute additional capital into our PRC subsidiaries, limit our PRC subsidiaries’ ability to distribute dividends to our company or otherwise adversely affect our business.

The statements set forth in the Prospectus under the captions “Risk Factors – Risks Related to Doing Business in China –PRC regulations relating to the establishment of offshore special purpose vehicles by PRC residents may subject our PRC resident shareholders or us to penalties and limit our ability to inject capital into our PRC subsidiaries, limit our PRC subsidiaries’ ability to distribute profits to us, or otherwise adversely affect us,” when taken together with the statements under “Regulation –Regulation of Foreign Exchange in Certain Onshore and Offshore Transactions,” are fair and accurate summaries of the matters described therein, and nothing has been omitted from such summaries that would make the same misleading in any material respect.

(xviii)	M&A Rules. Such counsel has advised the Representatives as to the content of the Rules on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors jointly promulgated by the Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Tax Administration, the State Administration of Industry and Commerce, the China Securities Regulatory Commission (the “CSRC”) and the State Administration of Foreign Exchange of China on August 8, 2006 including the guidance and notices issued by the CSRC on September 8 and September 21, 2006 (the “M&A Rules and Related Clarifications”), in particular the relevant provisions thereof that purport to require offshore special purpose vehicles formed for the purpose of obtaining a stock exchange listing outside of China and controlled directly or indirectly by Chinese companies or individuals, to obtain the approval of the CSRC prior to the listing and trading of their securities on stock exchanges located outside of China.
     The issuance and sale of the Offered Securities and the Common Shares underlying the Offered Securities, the listing and trading of the Offered Securities on the New York Stock Exchange or the consummation of the transactions contemplated by the Underwriting Agreement, the Deposit Agreement, the powers of attorney signed by the Selling Shareholders appointing certain individuals named therein as such Selling Shareholders’ attorneys-in fact (the “Powers of Attorney”) and the custody agreements signed by the Selling Shareholders and the Company, as custodian, relating to the deposit of the Common Shares to be sold by such Selling Shareholder (the “Custody Agreements”) are not be affected by the M&A Rules and Related Clarifications, except as set forth in the Prospectus.

The M&A Rules and Related Clarifications did not and do not require the Company to obtain the approval of the CSRC prior to the issuance and sale of the Offered Securities and the Common Shares underlying the Offered Securities, the listing and trading of the Offered Securities on the New York Stock Exchange, or the consummation of the transactions contemplated by the Underwriting Agreement, the Deposit Agreement, the Powers of Attorney and the Custody Agreements.

The statements set forth in Prospectus under the captions “Risk Factors – Risks Related to Doing Business in China – The approval of the China Securities Regulatory Commission, or CSRC, may be required in connection with this offering under a recently adopted PRC regulation. Any requirement to obtain prior CSRC approval could delay this offering and a failure to obtain this approval, if required, could have a material adverse effect on our business, operating results, reputation and trading price of our ADSs, and may also create uncertainties for this offering,” when taken together with the statements under “Regulation – Regulations of Overseas Investments and Listings,” are fair and accurate summaries of the matters described therein, and nothing has been omitted from such summaries that would make the same misleading in any material respect.

(xix)	Absence of Reporting Obligations. There are no reporting obligations under PRC Laws on non-PRC holders of the Offered Securities or the Common Shares.
(xx)	No Deemed Residence. As a matter of PRC Laws, no holder of the Offered Securities or Common Shares will be subject to any personal liability, or be subject to a requirement to be licensed or otherwise qualified to do business or be deemed domiciled or resident in the PRC, by virtue only of holding such Offered Securities or Common Shares. There are no limitations under PRC Laws on the rights of holders of the Offered Securities or Common Shares to hold, vote or transfer their securities nor any statutory pre-emptive rights or transfer restrictions applicable to the Common Shares.
(xxi)	Accurate Description of Law and Documents. The statements set forth in the Prospectus under the captions “Prospectus Summary—Corporate Structure,” “Risk Factors,” “Dividend Policy,” “Related Party Transactions,” “Business,” “PRC Government Regulations,” “Management,” “Description of Share Capital,” “Selected Consolidated Financial and Operating Data,” “Enforcement of Civil Liabilities” and “Taxation,” insofar as such statements describe or summarize PRC legal or regulatory matters, or documents, agreements or proceedings governed by PRC Laws, are true and accurate, and fairly present or fairly summarize the PRC legal and regulatory matters, documents, agreements or proceedings referred to therein; and such statements do not contain an untrue statement of a material fact, and do not omit to state any material fact necessary to make the statements, in light of the circumstances under which they were made, not misleading.

(xxii)	Validity of Indemnification Provisions. The indemnification and contribution provisions set forth in the Underwriting Agreement and the Deposit Agreement do not contravene the public policy or laws of the PRC, and insofar as matters of PRC Laws are concerned, constitute the legal, valid and binding obligations of the Company, enforceable in accordance with the terms therein, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights.

(xxiii)	No Stamp Tax. No stamp or other issuance or transfer taxes or duties and no capital gains, income, withholding or other taxes are payable by or on behalf of the Company, any of its Subsidiaries, any Underwriter or the Depository to the PRC government or any political subdivision or taxing authority thereof or therein in connection with (A) the creation, issuance, sale and delivery of the Offered Securities and Common Shares, (B) the deposit with the Depositary of Common Shares by the Company pursuant to the Deposit Agreement against issuances of the Offered Securities, (C) the sale and delivery by the Company of the Offered Securities to or for the accounts of the Underwriters in the manner contemplated in the Underwriting Agreement and the Deposit Agreement, (D) the execution, delivery and performance of the Underwriting Agreement and the Deposit Agreement by the Company, or (E) the sale and delivery by the Underwriters of the Offered Securities to the initial purchasers thereof in the manner contemplated in the Prospectus.

(xxiv)	No Licensing Requirement. The entry into, and performance or enforcement of the Underwriting Agreement and the Deposit Agreement in accordance with its respective terms will not subject any of the Underwriters or the Depositary to any requirement to be licensed or otherwise qualified to do business in the PRC, nor will any Underwriter or the Depositary be deemed to be resident, domiciled, carrying on business through an establishment or place in the PRC or in breach of any PRC Laws in the PRC by reason of entry into, performance or enforcement of the Underwriting Agreement and the Deposit Agreement.

(xxv)	No PRC Liability of Depositary. The Depositary will not (absent negligence, bad faith or breach of contract and general principle of agency) be subject to any potential liability under PRC Laws for taking any action contemplated in the Deposit Agreement.

(xxvi)	No Sovereign Immunity. Under the laws of the PRC, none of the Company or the Subsidiaries, or any of their respective properties, assets or revenues, is entitled to any right of immunity on the grounds of sovereignty or otherwise from any legal action, suit or proceeding, set-off or counterclaim, the jurisdiction of any court in the PRC, service of process, attachment prior to or in aid of execution of judgment, or other legal process or proceeding for the granting of any relief or the enforcement of any judgment.

(xxvii)	Disclosure. We have no reason to believe that each Registration Statement and the Prospectus, and each amendment or supplement thereto, as of their respective issue dates and as of each Closing Date, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.
This opinion is intended to be used in the context which is specifically referred to herein and each paragraph should be looked at as a whole and no part should be extracted and referred to independently.

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the reference to our name in the Prospectus included in such Registration Statement. In giving such consent, we do not hereby admit that we fall within the category of the person whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the regulations promulgated thereunder. This opinion is delivered solely to you and solely for the purpose of and in connection with the Registration Statement publicly submitted to the Securities and Exchange Commission on the date of this opinion.
Yours faithfully,

/s/ Global Law Office Global Law Office

SCHEDULE I
LIST OF THE SUBSIDIARIES

Name of Subsidiary	Name of Shareholder(s)	Ownership Percentage
Linkage Nanjing	Hong Kong Linkage Technology Limited	100%
Linkage Suzhou	Linkage Technologies Investment Limited	100%

10